Exhibit 99.1

Contact:
David Nagler
Vice President Corporate Affairs
ARYx Therapeutics, Inc.
(510) 585-2200 x. 211
dnagler@aryx.com

ARYx Therapeutics, Inc. Announces Successful Outcome of

Atrial Fibrillation Clinical Trial on ATI-2042 –

Clinical & Statistical Significance Demonstrated at the Primary Endpoint

FREMONT, California, December 18, 2008 — ARYx Therapeutics, Inc. (NASDAQ:ARYX), a biopharmaceutical company, today announced successful top-line efficacy results from a Phase 2b clinical trial testing the safety and efficacy of its oral anti-arrhythmic therapy, ATI-2042, in patients with atrial fibrillation. By achieving statistical significance at the two highest doses of the three tested, the results essentially mirrored the findings of an earlier Phase 2 study also conducted in paroxysmal atrial fibrillation patients. Complete results from this study are expected in the first quarter of 2009.

“The results that we have analyzed to date from this study are excellent. Reported as a reduction in the percentage of time spent in atrial fibrillation compared to baseline, these results provide further evidence that ATI-2042 could be a highly effective agent in the treatment of atrial fibrillation,” said Dr. Paul Goddard, chairman and chief executive officer of ARYx. “We believe we now have sufficient Phase 2 data to attract the right pharmaceutical company partner to continue the development of ATI-2042. Our product has been designed to be as effective as amiodarone in a broad atrial fibrillation patient population, including those with congestive heart failure, but without its known safety problems thought to be caused by its organ accumulation.”

Our Study Design

The clinical trial, which enrolled 72 patients, was a multi-centered, randomized, double blind, placebo-controlled study of the efficacy and safety of ATI-2042 in patients with paroxysmal atrial fibrillation (PAF). Patients entering this study all had previously implanted permanent pacemakers with appropriate diagnostic and recording capabilities. These devices were used to collect comprehensive cardiac data, including the percentage of time each patient spent in atrial fibrillation (their “burden”), as well as other aspects of cardiac function that will be incorporated in the complete results analysis. Patients were entered into a baseline screening period of up to 30 days during which their burden was measured to establish if they were eligible for the trial. Qualifying subjects were randomized to receive twice-a-day (BID) oral doses of 200 mg, 400 mg, or 600 mg ATI-2042, or placebo for a treatment period of 12 weeks. This treatment period was followed by a further

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4-week observation period. During the 12-week treatment period, each patient’s burden was measured and compared to their own baseline measurement. These results were then compared to the response in the placebo group.

By enrolling patients who had both paroxysmal atrial fibrillation and implanted recordable pacemakers, the data produced by this Phase 2b study provides an uninterrupted record of the patient’s atrial fibrillation burden, and other aspects of cardiac function, over a five-month period. In addition, the combination of this continuous recording capability of the pacemakers, linked to the study’s design, allows for a unique and robust set of data as compared to the data that have been typically available in prior anti-arrhythmic drug studies.

Our Study Results

The primary efficacy analysis was the percent change in the atrial fibrillation burden from baseline to the whole 12-week treatment period in the mITT(1) population. The primary statistical efficacy analysis(2) showed significance for ATI-2042 at the 400 mg (p=0.015) and 600 mg (p=0.005) doses. The atrial fibrillation burden in these two treatment groups was reduced from baseline by 54% and 75%, respectively. Although the 200 mg BID dose decreased atrial fibrillation burden by 10%, this did not reach statistical significance. The overall dose response effect was both robust and linear with a p=0.0001. Randomization was balanced across all four treatment groups.

The primary efficacy analysis also included a month-by-month assessment of the patients’ burden. The reduction in atrial fibrillation burden was statistically significant in each of the 3 months of treatment in both the 400 mg BID group and the 600 mg BID group. The maximal effect of the drug was seen in the third month on 600 mg BID where the percentage reduction was 83% (p=0.009).

The benefit of ATI-2042 on the larger ITT(3) population in reducing atrial fibrillation burden was also highly significant. The percentage reduction in atrial fibrillation burden for the 400 mg BID group was 54% (p=0.013) and for the 600 mg BID group it was 74% (p=0.001). Similarly marked dose response effect was seen (p<0.0001).

“It is really gratifying to see that as the dose and duration of treatment of ATI-2042 was increased, we see that the dramatic effect of the drug in reducing atrial fibrillation burden

(1) The modified Intent-to-Treat (mITT) population (N=60) includes all randomized patients who had a baseline atrial fibrillation burden that was 3% or greater and had completed at least the first 4 weeks of treatment.

(2) Analyses on the mITT and ITT populations were by treatment group, and pair-wise comparisons between each ATI-2042 dose group and the Placebo group using the Wilcoxon rank sum test were produced. A dose response effect was assessed using the Jonckheere-Terpstra (J-T) test.

(3) The Intent-to-Treat (ITT) population (N=72) includes all randomized patients who had received at least one dose of the drug and had one assessment of atrial fibrillation burden during the study treatment period.

becomes even more pronounced,” explained Dr. Pascal Druzgala, senior vice president and chief scientific officer of ARYx.

While the detailed safety results have not yet been fully analyzed, it appears there were no drug-related serious adverse events and the drug appears to be well tolerated. The drop-out rate of patients from the study was minimal and balanced across all treatment arms. The complete analysis, expected by the end of the first quarter 2009, will cover a comprehensive safety and tolerability review as well as other secondary efficacy endpoints.

About the Patient Population in Our Study

The clinical characteristics of the patients enrolled in this Phase 2b trial were similar to those enrolled in other recent large scale trials, such as Canadian Trial of Atrial Fibrillation (CTAF), ADONIS, ERUDIS and ATHENA, testing other antiarrythmic drugs designed to treat atrial fibrillation. As such, we believe the results of this Phase 2b study compare favorably with the results of these other studies. These characteristics are also broadly representative of the general population of patients with atrial fibrillation.

On average, patients in our study had atrial fibrillation for 3 years before enrollment in the trial. Most of the patients had already failed other antiarrythmic drugs, 15% had been cardioverted and 17% had undergone atrial ablation procedures for treatment of atrial fibrillation. This appears to be a typical profile of the patient population of other atrial fibrillation trials when complete demographic information is disclosed from the study. The episodes of atrial fibrillation caused noticeable symptoms such as palpitations, shortness of breath, lightheadedness, fatigue and chest pain in most (71%) of the patients. The symptom severity was moderate, and 38% of the patients had been hospitalized one or more times for treatment of atrial fibrillation. Pacemakers were not implanted for the treatment of atrial fibrillation per se and did not influence the effect of treatment with ATI-2042. Coming into this study, the enrolled patients were in atrial fibrillation, on average, 26% of the time (AF burden), indicative of a significant risk factor for complications resulting from atrial fibrillation, particularly stroke.

About Atrial Fibrillation

Atrial fibrillation (AF) is the most common form of cardiac arrhythmia, or abnormal heart rhythm, affecting greater than 6.4 million people in the United States, Europe and Japan. It is estimated that atrial fibrillation is responsible for more than 75,000 strokes per year in the United States alone. AF affects about 5% of people older than 65 years of age, and as the population ages, the prevalence of AF is projected to double by the year 2050. The prevalence of AF rises to 9% in people over 80 years of age. AF episodes may be self-terminating, paroxysmal atrial fibrillation (PAF), or may be prolonged and require cardioversion to terminate the episode (persistent AF), or may be constant with the person in AF at all times (permanent AF). PAF and persistent atrial fibrillation are closely related and, for this reason, the same anti-arrhythmic drugs are used to treat both types of atrial fibrillation. Atrial fibrillation is caused when the atria quiver instead of beat. During atrial fibrillation, the atria contract and relax erratically between 350 and 600 times per minute versus normal heart rhythm of 60 to 80 beats per minute. Patients with atrial fibrillation experience debilitating symptoms and suffer a compromised quality of life. Because the pumping function of the atria does not work properly in atrial fibrillation patients, blood is not completely emptied from the heart’s chambers, causing it to pool and sometimes clot. In patients with atrial fibrillation, clotted blood can dislodge from the atria and flow to the brain, causing stroke.

About ATI-2042

ATI-2042 is an oral anti-arrhythmic therapy modeled on amiodarone, the “gold standard” anti-arrhythmic therapy for the treatment of atrial fibrillation (AF). Approximately 6.4 million people in the United States, Europe and Japan are diagnosed with AF. No other therapy has demonstrated the efficacy of amiodarone in the treatment of persistent and paroxysmal AF and its avoidance of dangerous proarrhythmic effects. However, amiodarone is dependent upon cytochrome P450 enzymes for metabolism and this slow clearance pathway leads to substantial organ accumulation which is believed to be responsible for its potentially life-threatening and toxic side effects. Through its metabolism by an alternate and high capacity pathway, ATI-2042 is designed to maintain amiodarone’s unique, balanced pharmacological effect on various ion channels in the heart while avoiding its very slow elimination and resulting side effects.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical trials: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, ATI-5923; an oral anti-arrhythmic agent for the treatment of atrial fibrillation, ATI-2042; a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit our web site at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the results from the Phase 2b clinical trial of ATI-2042 as well as the potential safety and efficacy and further development of ATI-2042, the likelihood and timing of entering into a potential collaboration arrangement involving ATI-2042 on acceptable terms or at all, the timing and availability of our clinical results, the initiation of new clinical trials, the ability of a product candidate to be more predictable than currently available therapies regarding dosing and response to treatment, and the ability of a product candidate to avoid the dangers existing in currently available therapies. Words such as “will,” “could,” “expects,” “believes” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon the company’s current expectations. Forward-looking statements involve risks and uncertainties. The company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that our product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that we may be unable to raise additional capital when needed which would force us to delay, reduce or eliminate product development programs, the risk that any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business, and the risk that third party manufacturers could delay or prevent the clinical development of our product candidates, the risk that potential collaborative arrangements will likely place the development of our product candidates outside of our control and the risk that we may have to alter our development and commercialization plans if collaborative relationships are not established for ATI-5923, ATI-2042 and ATI-7505. These and other risk factors are discussed under “Risk Factors” and elsewhere in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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Primary Endpoint

mITT, % Change from baseline, 1-3 months

P-Value based on Wicoxon rank sum test vs Placebo

Median Percent Change from Baseline
20
10
0
-10
-20
-30
-40
-50
-60
-70
-80
+8%
N=15
p=0.16
-10%
N=16
p=0.015
-54%
N=16
p=0.0056
-75%
N=13
Dose Response: p=0.0001
Jonckheer-Terpstra test
Placebo
200 mg, bid
400 mg bid
600 mg bid